This agreement in relation to operational and financial covenants is made 29th June 2011 between (1) Streetcar Limited (Co No 4525217) of Melbury House 51 Wimbledon Hill Road London SW19 7QW (“Customer”) and Barclays Mercantile Business Finance Limited of Churchill Plaza, Churchill Way, Basingstoke RG21 7GP (“BMBF”) (the “Agreement”).

It is agreed as follows:

1.	Definitions and Interpretations

	“Event of Default”:	an event giving rise to a right on the part of BMBF to terminate the
Vehicle Finance Facility pursuant to which payment of the sums specified in clause 10.1 of the Master Agreement shall become immediately due and owing, which includes without limitation all sums specified in clauses 6.3, 8.2 and 9.1 of the Master Agreement;

	“Expiry Date”:	31 March 2012

	“Finance	a lease purchase agreement comprising a master lease purchase
	Document”:	agreement made 12 th February 2008 between BMBF and the
Customer (“Master Agreement”) any schedule thereto, and any other documents which are entered into in connection therewith, as each of the same may be amended from time to time;

	“Financing Facility”:	any other financing facility provided to the Customer;

	"Gross Debt":	all indebtedness incurred in respect of borrowed money (together with any fixed premium or repayment) of the Customer and shall be deemed to include (without limitation):

(i)	the capitalised value of obligations under any hire purchase agreements and finance leasing agreements (as determined in accordance with applicable accounting standards);

(ii)	indebtedness evidenced by bonds, debentures, loan, loan
stock, notes, commercial paper or similar instruments;

(iii)	the nominal amount of any share capital expressed to be redeemable;

(iv)	indebtedness (including contingent liabilities) arising under or by virtue of (A) acceptance credits, (B) debt factoring, invoice or bill discounting or note purchase facilities, (C) deferred payment for assets or services (other than normal trade credit), (D) guarantees, indemnities or other assurances against financial loss in respect of any indebtedness specified in this definition of any other person, (E) counter-indemnities in respect of letters of credit, bonds, guarantees, indemnities or similar obligations issued or created in favour of third parties and (F) any other transaction having substantially the same commercial effect as any of the foregoing, including (without limitation) those where liabilities are not shown as borrowings on a balance sheet by reason of being contingent, conditional or otherwise,

(but so that no amount shall be included or excluded more than once);

“Parent”:	Zipcar Inc;

“Total Cash":	credit balances on any account with any bank, building society or other financial institution and whether on current, deposit or term deposit account (provided such credit balance is payable
on demand which are freely available to the Customer).

“Vehicle Finance	A lease purchase facility provided by BMBF to the Customer
Facility”:	under a Finance Document for the provision of motor vehicles and related IT equipment.

2012 Budget	The Customer’s 2012 budget to be provided to BMBF at the latest 30 days post 31 December 2011.

2.	Purpose and Understanding

2.1	The purpose of this Agreement is to record the covenants and undertakings of the Customer to BMBF upon which the future availability of the Vehicle Finance Facility is conditional.

2.2	It is understood and acknowledged that Events of Default are deemed to be events of default under a Finance Document and shall have the same effect as if they were set out as events of default in a Finance Document.

2.3	The terms herein are in substitution for and not in addition to any equivalent previous terms agreed between BMBF and the Customer in relation to the Vehicle Finance Facility.

2.4	The parties agree that at least 30 days prior to the Expiry Date, to confirm the terms of a new agreement in and with similar form and content to this Agreement which shall be entered into prior to, but effective upon the Expiry Date. If the parties have failed to satisfy this Clause 2.4 by the Expiry Date, no further facilities will be available to the Customer by BMBF and the absence of such new agreement shall constitute an Event of Default.

3.	Customer: Cash Headroom

3.1	If Total Cash held by the Customer at the end of any month falls below £1,000,000 this will constitute an Event of Default .

4.	Parent: Cash Headroom

4.1	If Total Cash held by the Parent at any time falls below USD$10,000,000 to be tested at the end of any month this will constitute an Event of Default.

5.	Debt Restrictions

5.1	If Gross Debt exceeds the Gross Debt Limit on the relevant Debt Restriction Test Date as set out in the table below, this will constitute an Event of Default.

5.2	The Gross Debt Limit to be based upon the Customer’s 2012 Budget for each Debt Restriction Test Date falling after 31 December 2011 up to 31 March 2012 will be discussed with and notified to the Customer by BMBF in writing on or around the 31 December 2011 and clause 5.1 shall apply accordingly in respect of all further Debt Restriction Test Dates.

Debt restriction test	Gross Debt Limit
date

30 June 2011	£22,798,750

31 July 2011	£23,660,000

31 August 2011	£23,846,250

30 September 2011	£22,288,750

31 October 2011	£21,347,500

30 November 2011	£20,738,750

31 December 2011	£19,526,250

6.	Cross Default

6.1	In addition to clauses 2.4, 3.1, 4.1 and 5 above, the following will also constitute Events of Default:

	(a)	any indebtedness of the Customer under a Financing Facility howsoever due and owing is not paid when due nor within any originally applicable grace period;

	(b)	any indebtedness of the Customer under a Financing Facility is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described);

	(c)	any commitment for any indebtedness of the Customer under a Financing Facility is cancelled or suspended by a creditor of the Customer as a result of an event of default (howsoever described); and/or

	(d)	if any creditor of the Customer under a Financing Facility becomes entitled to declare any of the Customer’s indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described).

7.	Provision of Financial Information and Operational and Financial Covenants Test

7.1	The Customer hereby covenants to provide to BMBF the financial statements described in clause 7.1(a), (b) and (c) below (“Financial Statements”):

	(a)	no later than 30 days from the end of the period to which they relate, its monthly management accounts (incorporating profit and loss (month and year to date, with variance to budget and prior year), balance sheet and cash flow (detailing liquidity headroom in line with forecasts) and details of monthly and rolling 12 month average hire rates and utilisation); and estimated stock valuation for BMBF’s’ financed car and van fleet.

	(b)	no later than 270 days from the end of the period to which they relate, its annual audited financial statements, including balance sheets, income statements and statements of cash flow for the financial year then ended, on a consolidated basis, as appropriate, which have been prepared by its independent accountants.

	(c)	no later than 30 days after the beginning of any of its financial years its annual budget (prepared on a monthly basis and incorporating a projected consolidated profit and loss, balance sheet, cashflow statement, projected capital expenditure and details of the projected monthly and rolling 12 month average hire rates. The budget shall relate to the forthcoming 12 month period of the Customer’s financial year.

7.2	The Customer undertakes to submit with each set of Financial Statements delivered pursuant to Clause 7.1 (a) and Clause 7.1(b) a covenant compliance certificate (in the form set out in Schedule 1) signed by two directors of the Customer (one of whom must be the finance director): (a) certifying that the Customer is in compliance with such operational and financial covenants as at the expiry of the relevant period or on the applicable test dates referable to each such operational and financial covenant; and (b) that no Event of Default has occurred or if there is a continuing Event of Default providing details of the same and of any actual and proposed remedial action;.

7.3	The Customer undertakes to provide with each covenant compliance certificate described in Clause 7.2 above, detailed calculations of the figures used to demonstrate compliance with the operational and financial covenants set out in Clauses 3, 4, and 5 to include in form satisfactory to BMBF the figures representing Cash Headroom for the Parent in respect of Clause 4.1 throughout the relevant calendar month immediately prior to the end of the month test date in respect of the relevant covenant compliance certificate, and in the case of the covenant compliance certificate delivered with the annual audited accounts in accordance with Clause 7.1(b), written confirmation from the Customer’s independent accountants that the Customer has used accurate and applicable data and calculations to complete such certificate.

8.	Administration Fee

The administration fee payable at the beginning of each new agreement approved under the terms of the Finance Document after the date of this Agreement shall be 0.75 per cent of the balance to finance.

9.	Law and Jurisdiction

This agreement and any non-contractual obligations hereunder shall be governed by English law. The Customer submits to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Deed was executed and is delivered on and takes effect from the day and year first before written.

Signed as a deed under a power of attorney
dated		for and on behalf of
Barclays Mercantile Business Finance Limited
by .Lucy Dingwall	.		/s/ Lucy Dingwall
in the presence of:-			attorney in fact

/s/ Michael Flack

Full name Michael Edward Flack. Address 11, Medway Drive Chandlers Ford, Hampshire SO53 4SR

Executed as a deed by Streetcar Limited acting by:

/s/ Mark Walker Director /s/ Simon Healey Secretary

SCHEDULE 1

Form of Covenant Compliance Certificate

Date:

To: Barclays Mercantile Business Finance Limited (“BMBF”)

Dear Sirs,

Re: Master Lease Purchase Agreement dated 12th February 2008 between BMBF and Streetcar Limited and any associated lease purchase facility (the “Vehicle Finance Facility”) and the agreement in relation to operational and financial covenants dated [ ] June 2011 between BMBF and Streetcar Limited (the “Agreement”)

The terms used in this Covenant Compliance Certificate shall have the same meaning as contained in the Agreement unless otherwise stated herein.

We attach to this covenant compliance certificate copies of spreadsheets containing calculations and other appropriate and relevant data evidencing the calculation of the operational and financial covenants set out in the Schedule below and referred to in the Agreement in relation to the Vehicle Finance Facility and in accordance with the undertaking given by Streetcar Limited pursuant to Clause 8.2 of the Agreement.

Streetcar Limited
Period:	Covenant Schedule
Management Accounts		Date of Receipt:

	Actual	Budget	Covenant	Pass /
Fail
	£000	£000	£000
PBT (Month)
PBT (YTD)

Gross Debt

Cash Headroom

Max Facility Utilisation

Based on the calculations and data set out in the covenant schedule to this Covenant Compliance Certificate and on the calculations and data provided by us to you/BMBF as shown in the relevant Financial Statements, we confirm that Streetcar Limited is in compliance with the operational and financial covenants set in the Agreement as at the expiry of the relevant period or on the applicable test date referable to each such operational and/or Financial Covenant.

In addition to the above, we confirm that no Event of Default pursuant to the terms of the Agreement has occurred or is continuing.*

__________________________________________
[insert name of Director] for and on behalf of

Streetcar Limited

__________________________________________
[insert name of Director] for and on behalf of

Streetcar Limited

* If this statement can not be made the certificate should identify the Event of Default which is continuing and the steps, if any, being taken to remedy it.